Exhibit 99.3

First Tower Finance
Company LLC and
Subsidiaries
Consolidated Financial Statements

December 31, 2025 and 2024

First Tower Finance Company LLC and Subsidiaries

Table of Contents

Independent Auditor’s Report    1 - 2

Consolidated Financial Statements

    Consolidated Balance Sheets    3 - 4

    Consolidated Statements of Operations and Comprehensive Income (Loss)    5

    Consolidated Statements of Changes in Members’ Equity (Deficit)    6

    Consolidated Statements of Cash Flows     7 - 8

    Notes to Consolidated Financial Statements    9 - 41

2

First Tower Finance Company LLC and Subsidiaries

Independent Auditor’s Report

Independent Auditor’s Report

Board of Members
First Tower Finance Company LLC and Subsidiaries

Opinion
We have audited the consolidated financial statements of First Tower Finance Company LLC and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive income (loss), changes in members’ equity (deficit) and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Matters
The Company has also prepared consolidated financial statements for the year ended December 31, 2025, in accordance with the accounting alternative available to private companies for goodwill. Our independent auditor’s report on those consolidated financial statements, dated April 28, 2026, expressed an unmodified opinion on those statements.

Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

First Tower Finance Company LLC and Subsidiaries

Independent Auditor’s Report
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ RSM US LLP

Raleigh, North Carolina
April 28, 2026

First Tower Finance Company LLC and Subsidiaries

Consolidated Balance Sheets

As of December 31,	2025	2024

Assets
Cash and cash equivalents	$21,792,397	$21,608,246
Restricted cash of VIE	921,165	-
Investment in equity securities	3,514,472	3,062,786
Debt securities available-for-sale, at fair value (amortized costs
$54,935,128 and $52,681,125 as of December 31, 2025 and 2024,
respectively)	54,434,027	50,926,010

Finance receivables, net of allowance for credit losses
of $86,886,657 and $90,189,824 as of
December 31, 2025 and 2024, respectively
(VIE balance of $40,751,807 for 2025)	902,898,649	778,810,389
Unearned premiums	(57,309,269)	(46,733,752)
Policy claim reserves	(2,019,960)	(1,970,101)
Net finance receivables, less unearned premiums and
policy claim reserves	843,569,420	730,106,536

Other receivables	2,638,624	3,099,645
Operating lease right-of-use assets, net	16,559,581	17,981,168
Real estate acquired by foreclosure	-	25,012
Property and equipment, net	18,557,465	18,288,767
Deferred policy acquisition costs	1,427,454	1,225,960
Intangible assets, net	2,343,055	3,949,723
Goodwill	136,176,452	136,176,452
Refundable income taxes	13,447	-
Other assets	726,373	457,482

Total assets	$1,102,673,932	$986,907,787

		(Continued)

The accompanying notes are an integral part of these financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Balance Sheets (Continued)

As of December 31,	2025	2024

Liabilities and Members' Equity (Deficit)
Liabilities:
Notes payable, net (VIE balance of $31,495,383 for 2025)	$662,754,972	$574,855,857
Operating lease liabilities	17,037,308	18,438,989
Subordinated notes payable to members	561,884,017	541,791,025
Accounts payable and accrued expenses
(VIE balance of $233,136 for 2025)	23,796,233	16,255,950
Income taxes payable	-	82,688
Profit interest payable	2,379,385	2,379,512
Deferred tax liabilities, net	10,545,641	9,296,365
Other liabilities	2,651,319	2,741,992

Total liabilities	1,281,048,875	1,165,842,378

Commitments and contingencies (Notes 6 and 19)

Members' Equity (Deficit):
Class A members	(177,976,684)	(177,604,934)
Class B members	(30,444)	(30,140)
Class C members	8,270	17,705
Accumulated other comprehensive loss,
net of income tax effects	(376,085)	(1,317,223)

Total members' equity (deficit)	(178,374,943)	(178,934,591)

Total liabilities and members' equity (deficit)	$1,102,673,932	$986,907,787

The accompanying notes are an integral part of these financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

For years ending December 31,	2025	2024

Revenues:
Interest and fee income from finance receivables	$283,566,354	$254,089,719
Insurance premiums	35,654,657	34,832,569
Net investment income	2,909,890	2,520,608
Net unrealized losses on equity securities	(268,692)	(40,796)
Net realized investment gains (losses)	79,313	(282,751)
Other income	16,776,891	14,768,248

Total revenues	338,718,413	305,887,597

Expenses:
Interest expense	130,649,930	125,057,654
Policyholders' benefits	4,679,346	4,908,644
Salaries and fringe benefits	69,017,691	56,485,069
Provision for credit losses	69,973,427	85,537,758
Other operating expenses	58,059,877	55,434,932
Profit interest expense	2,133,913	2,029,899
Management fees	3,537,961	2,997,961

Total expenses	338,052,145	332,451,917

Income (loss) before income taxes	666,268	(26,564,320)
Income tax expense	1,047,758	926,355

Net loss	(381,490)	(27,490,675)

Other comprehensive income (loss), net of income tax effects of approximately $313,000 in 2025 and ($52,000) in 2024
Unrealized holding (losses) gains on securities	1,000,662	(367,221)
Reclassification adjustments for amounts included in net loss	(59,524)	212,205

Other comprehensive income (loss)	941,138	(155,016)

Comprehensive income (loss)	$559,648	$(27,645,691)

The accompanying notes are an integral part of these financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity (Deficit)

						Accumulated
		Class A		Class B	Class C	Other		Total
		Members		Members	Members	Comprehensive		Members'
For years ending December 31,		Equity (Deficit)		Equity (Deficit)	Equity	Income (Loss)		Equity (Deficit)

Balance, January 1, 2024	$	(150,816,085)	$	(8,203)	$697,594	$(1,162,207)	$	(151,288,901)

Net loss		(26,788,849)		(21,937)	(679,889)	-		(27,490,675)
Change in net unrealized loss
on debt securities
available-for-sale		-		-	-	(155,016)		(155,016)

Balance, December 31, 2024		(177,604,934)		(30,140)	17,705	(1,317,223)		(178,934,592)

Net loss		(371,750)		(304)	(9,435)	-		(381,490)
Change in net unrealized loss
on debt securities
available-for-sale		-		-	-	941,138		941,138

Balance, December 31, 2025		$(177,976,684)	$	(30,444)	$8,270	$(376,085)	$	(178,374,943)

The accompanying notes are an integral part of these financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Cash Flows

For years ending December 31,	2025	2024

Operating Activities
Net loss	$(381,490)	$(27,490,675)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	6,734,720	5,977,632
Amortization of debt issue costs	1,189,143	569,393
Amortization of discount on securities, net	478,070	654,256
Amortization of deferred loan origination costs	15,412,702	13,027,486
Loss on sales of investments, net	(79,313)	282,750
Unrealized loss on equity securities	268,692	40,795
Loss (gain) on sales of assets	(161,452)	11,769
Deferred income tax expense	936,406	818,137
Provision for credit losses	69,973,427	85,537,758
Paid-in-kind rate interest added to principal	8,473,241	26,584,782
Changes in operating assets and liabilities
Other receivables	461,021	(726,262)
Other assets	(268,897)	20,419
Deferred policy acquisition cost	(201,494)	(101,789)
Policy claim reserves	49,859	(341,232)
Accounts payable and accrued expenses	7,444,148	3,373,646
Unearned premiums and commissions	10,575,517	3,187,928
Operating lease right-of-use asset and liabilities, net	19,906	76,533
Profit interest payable	(127)	634,748
Other liabilities	(90,673)	426,520

Net cash provided by operating activities	$120,833,406	$112,564,594

		(Continued)

The accompanying notes are an integral part of these financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

For years ending December 31,	2025	2024

Investing Activities
Loans originated	$(1,091,481,237)	$(968,714,951)
Loans repaid	899,133,447	846,055,239
Loan costs paid	(17,126,599)	(14,856,421)
Proceeds from sales of investment in real estate	25,012	87,013
Proceeds from calls or maturities of debt securities	415,019	10,448
Proceeds from sales of debt securities	22,011,519	25,518,246
Purchase of equity securities	(720,378)	(395,185)
Purchases of debt securities	(25,079,298)	(26,769,702)
Proceeds from sales of property and equipment	244,663	258,284
Purchase of property and equipment	(5,479,961)	(4,611,856)

Net cash used in investing activities	(218,057,813)	(143,418,885)

Financing Activities
Proceeds of borrowings from lines of credit	1,243,632,652	960,804,325
Repayments of borrowings under lines of credit	(1,153,679,854)	(925,448,227)
Debt issue cost paid	(3,242,826)	(820,000)
Proceeds from issuance of subordinated notes payable	22,421,777	-
Payments of subordinated debt principal	(10,802,026)	(943,908)

Net cash provided by financing activities	98,329,723	33,592,190

Net increase in cash and cash equivalents	1,105,316	2,737,899

Cash and restricted cash:
Beginning of year	21,608,246	18,870,347

End of year	$22,713,562	$21,608,246

Supplemental Disclosures of Cash Flow Information
Non-cash activity - real estate acquired by foreclosure
in satisfaction of finance receivables	$—	$39,000

Lease liabilities arising from obtaining right-of-use assets
for operating leases	$2,215,949	$4,781,810

Cash payments for interest on notes payable	$43,437,000	$44,394,000

Cash payments for interest, including paid-in-kind interest,
on subordinated notes payable to members	$88,267,907	$54,758,000

Income taxes paid	$207,895	$64,766

The accompanying notes are an integral part of these financial statements.

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 1.    Description of Business

First Tower Finance Company LLC (the Company) is a Mississippi limited liability company, which wholly-owns First Tower, LLC. First Tower, LLC is engaged in consumer lending and related insurance activities through its wholly-owned subsidiaries Tower Loan of Mississippi, LLC, Tower Loan of Illinois, LLC, Tower Loan of Texas, LLC, First Tower Loan, LLC, Gulfco of Mississippi, LLC, Gulfco of Alabama, LLC, Gulfco of Louisiana, LLC, Tower Loan of Missouri, LLC, Harrison Finance, LLC which is the sole member of Harrison Loan LLC, Tower Loan of Florida LLC, Tower Loan of Tennessee, and Tower Auto Loan, LLC (dissolved December, 2024). Tower Loan of Mississippi, LLC is the sole member of Tower Funding Trust and American Federated Holding Company, which has two wholly-owned subsidiaries, American Federated Insurance Company (AFIC), and American Federated Life Insurance Company (AFLIC). These entities are collectively referred to as “the Company”. The Company acquires and services finance receivables (direct loans, real estate loans and sales finance contracts) through branch offices located in Mississippi, Louisiana, Alabama, Illinois, Missouri, Texas, Tennessee, and Florida. In addition, the Company writes credit insurance when requested by its loan customers.

Government Regulation: The Company is subject to various state and federal laws and regulations in each of the states in which it operates that are enforced by the respective state regulatory authorities. These state laws and regulations impact the economic terms of the Company’s products. In addition, these laws regulate collection procedures, the keeping of books and records and other aspects of the operation of consumer finance companies. As a result, the terms of products offered by the Company vary among the states in which it operates in order to comply with each state’s specific laws and regulations.

Each of the Company’s branch offices is separately licensed under the laws of the state in which the office is located. Licenses granted by the regulatory agencies in these states subject the Company to regulatory examinations or other actions by these agencies as well as annual renewal. Licenses may be revoked for failure to comply with applicable state and federal laws and regulations.

The Company is also subject to state regulations governing insurance agents in the states in which it sells credit insurance. State insurance regulations require that insurance agents be licensed; govern the commissions that may be paid to agents in connection with the sale of credit insurance and limit the premium amount charged for such insurance.

Note 2.    Summary of Significant Accounting Policies

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The Company also consolidates VIEs when it is considered to be the primary beneficiary of the VIE because it has (1) power over the significant activities of the VIE and (ii) the obligation to absorb losses or the right to receive returns that could be significant to the VIE.

Basis of Accounting: The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP). The Financial Accounting Standards Board (FASB) provides authoritative guidance regarding GAAP through the Accounting Standards Codification (ASC) and related Accounting Standards Updates (ASUs).

Use of Estimates: In preparing its financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and the reported amounts of revenues and expenses for the years ended December 31, 2025 and 2024. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to change include the determination of the

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 2.    Summary of Significant Accounting Policies (Continued)

allowance for credit losses on finance receivables, policy claim reserves, realizability of deferred tax assets and liabilities and the valuation of investments.
Variable Interest Entities: During 2025, the Company transferred pools of loans to Tower Funding Trust, an SPE, to secure debt for general funding purposes. The entity has the limited purpose of acquiring finance receivables, in addition to holding and making payments on the related debt. Assets transferred to the SPE are legally isolated from the Company and its affiliates, as well as the claims of the Company’s and its affiliates’ creditors. Further, the assets of the SPE are owned by such SPE and are not available to satisfy the debts or other obligations of the Company or any of its affiliates. The Company continues to service the finance receivables transferred to the SPE. The lenders and investors in the debt issued by the SPE generally only have recourse to the assets of the SPE and do not have recourse to the general credit of the Company.

The SPE’s debt arrangements are structured to provide credit enhancements to the lenders and investors, which may include overcollateralization, subordination of interests, excess spread, and reserve funds. These enhancements, along with the isolated finance receivables pools, increase the creditworthiness of the SPE above that of the Company as a whole. This increases the marketability of the Company’s collateral for borrowing purposes, leading to more favorable borrowing terms, improved interest rate risk management, and additional flexibility to grow the business.

The SPE is considered a VIE under GAAP and is consolidated into the financial statements of its primary beneficiary. The Company is considered to be the primary beneficiary of the SPE because it has (i) power over the significant activities through its role as servicer of the finance receivables under the debt arrangement, (ii) the obligation to absorb losses that could be significant through note investment, if applicable, and (iii) the obligation to absorb losses or the right to receive returns that could be significant through the Company’s interest in the monthly residual cash flows of the SPE.

Consolidation of the VIE results in these transactions being accounted for as secured borrowings; therefore, the pooled receivables and the related debts remain on the consolidated balance sheet of the Company. The assets of the VIE are the only source of funds for repayment on each debt, and restricted cash held by the VIE can only be used to support payments on the debt. The Company recognizes revenue and provision for credit losses on the finance receivables of the VIE and interest expense on the related secured debt.

Investment in Equity Securities: The Company has an investment in a large capitalization equity mutual fund which is classified as an equity security. Changes in the unrealized gains and losses of equity security investments are recognized through earnings. Dividends on equity securities are recognized in net investment income. Realized gains and losses on sales of equity securities are determined using the specific identification method.

Debt Securities Available-for-Sale: Debt securities are classified as available-for-sale when they might be sold before maturity. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the interest method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

A debt security is placed on nonaccrual status at the time any principal or interest payments become 90 days delinquent. Interest accrued but not received for a security placed on non-accrual is reversed against interest income.

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 2.    Summary of Significant Accounting Policies (Continued)

Allowance for Credit Losses – Available-for-Sale Securities: For available-for-sale debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available-for-sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. For purposes of identifying and measuring impairment, the applicable accrued interest is included in the fair value and the amortized cost of the available-for-sale securities. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

Changes in the allowance for credit losses are recorded as credit loss expense (or reversal). Losses are charged against the allowance when management believes the uncollectability of an available-for-sale security is confirmed or when either of the criteria regarding the intent or requirement to sell is met.

Fair Value Measurements: The Company carries its equity securities, and its debt securities available-for-sale at fair value on a recurring basis and measures certain other assets and liabilities at fair value on a nonrecurring basis using a hierarchy of measurements which requires it to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Three levels of inputs are used to measure fair value:

Level 1    Valuations based on unadjusted quoted prices for identical assets in active markets accessible at the measurement date.

Level 2    Valuations derived from (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in inactive markets; (iii) inputs other than quoted prices that are observable for the asset or liability; and (iv) inputs that are derived principally from, or corroborated by, observable market data by correlation or other means.

Level 3    Valuations derived from unobservable (supported by little or no market activity) inputs that reflect an entity’s best estimate of what hypothetical market participants would use to determine a transaction price at the reporting date.

When quoted market prices in active markets are unavailable, the Company determines fair value using various valuation techniques and models based on a range of observable market inputs including pricing models, quoted market price of publicly traded securities with similar duration and yield, time value, yield curve, prepayment speeds, default rates and discounted cash flow. In most cases, these estimates are determined based on independent third party valuation information, and the amounts are disclosed as Level 2. Generally, the Company obtains a single price or quote per instrument from independent third parties to assist in establishing the fair value of these investments.

If quoted market prices and independent third party valuation information are unavailable, the Company produces an estimate of fair value based on internally developed valuation techniques, which, depending on the level of observable market inputs, will render the fair value estimate as Level 2 or 3.

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 2.    Summary of Significant Accounting Policies (Continued)

Fair Value Measurements (continued):

On occasions when pricing service data is unavailable, the Company may rely on bid/ask spreads from dealers in determining fair value. To the extent the Company determines that a price or quote is inconsistent with actual trading activity observed in that investment or similar investments, or if the Company does not think the quote is reflective of the market value for the investment, the Company internally develops a fair value using this other market information and discloses the input as a Level 3.

Finance Receivables: Generally, finance receivables are classified as held for investment based on management’s intent at the time of origination. The Company determines classification on a loan-by-loan basis. Finance receivables are classified as held for investment due to the Company’s ability and intent to hold the assets until their contractual maturities. The Company carries finance receivables at amortized cost, which includes accrued finance charges, net unamortized deferred origination costs and unamortized points and fees, unamortized net premiums and discounts on purchased finance receivables, and unamortized finance charges on precomputed receivables.

The cash flows from finance receivables held for investment are included in the consolidated statements of cash flows as investing activities, except for collections of interest, which are included as cash flows from operating activities. The Company may finance certain insurance products offered to its customers as part of finance receivables. In such cases, the insurance premium is included as an operating cash inflow and the financing of the insurance premium is included as part of the finance receivable as an investing cash flow in the consolidated statements of cash flows.

Real Estate Acquired by Foreclosure: The Company records real estate acquired by foreclosure at fair value, less estimated costs to sell, at the time of foreclosure. Any resulting loss on foreclosure is charged to the allowance for credit losses and a new basis is established in the property. A valuation allowance and a corresponding charge to operations is established to reflect declines in value subsequent to acquisition, if any, below the new basis. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.

Property and Equipment: Property and equipment are stated at cost. Depreciation is computed using the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income when incurred; significant improvements and betterments are capitalized. The Company evaluates the recoverability of property and equipment and other long-term assets when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable, based upon expectations of non-discounted cash flows and operating income.

Goodwill and Other Intangible Assets: Goodwill is tested for impairment at least annually, or on an interim basis if an event occurs or circumstances change that would more than likely not reduce the fair value of the Company (considered as one reporting unit) below its carrying value. Under ASC 350-20, the Company has the option to first assess qualitative factors to determine whether the quantitative impairment test is necessary. If the qualitative assessment indicates that it is more likely than not that goodwill is impaired, the Company will perform the quantitative test to compare the Company’s fair value to its carrying value. The Company used the qualitative assessment as of December 31, 2025 and 2024. Other intangible assets consist of trade names, sales finance relationships, no-competition and license agreements, and internally developed technology. Intangible assets are reviewed for events and or circumstances which could impact the recoverability of the intangible asset, such as loss of significant relationships, increased competition, or adverse changes in the economy. No impairment was identified for the Company’s goodwill or its other intangible assets during 2025 and 2024.

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 2.    Summary of Significant Accounting Policies (Continued)

Debt Issue Costs: Debt issue costs are included as a reduction of the related notes payable. Debt issue costs represent costs associated with obtaining the Company’s Credit Facility, and are amortized on a straight-line basis over the life of the related financing agreement. The unamortized portion of the debt issue costs approximated $2,689,000 and $635,000 as of December 31, 2025 and 2024, respectively. Amortization expense for the years ended December 31, 2025 and 2024 approximated $1,189,000 and $569,000, respectively, and is included in interest expense in the consolidated financial statements.

Deferred Policy Acquisition Costs: Costs incurred to acquire credit insurance policies are deferred and amortized using the same methods the Company uses to earn the related insurance premiums.

Income Recognition: Precomputed finance charges are included in the gross amount of the Company’s finance receivables. These precomputed charges are deferred and recognized as income on an accrual basis using the effective interest method over the terms of receivables. However, with certain exceptions, state regulations allow interest refunds to be made according to the Rule of 78’s method for payoffs and renewals. Since a significant percentage of the Company’s precomputed accounts are paid off or renewed prior to maturity, the result is that a majority of the precomputed accounts effectively yield on a Rule of 78’s basis. The difference between income previously recognized under the interest method and the Rule of 78’s method is recognized as an adjustment to interest income at the time of the renewal or payoff. The Company accrues interest on past due receivables until the time of charge off.

Insurance premiums on credit life and accident and health policies written by the Company are earned over the term of the policy using the pro-rata method, for level-term life policies, and the effective yield method, for decreasing-term life policies. Premiums on accident and health policies are earned based on an average of the pro-rata method and the effective yield method. Property and casualty credit insurance premiums written by the Company are earned over the period of insurance coverage using the pro-rata method or the effective yield method, depending on whether the amount of insurance coverage generally remains level or declines.

Revenue from Contracts with Customers: The Company utilizes ASC 606, “Revenue from Contracts with Customers” for recognizing revenue from contracts with customers that fall within its scope. The majority of the Company’s revenues come from interest income, insurance premiums and other sources that are outside the scope of ASC 606. The Company’s services that fall within the scope of ASC 606 are presented within other income and are recognized as revenue as the Company satisfies its obligation to the customer. Services within the scope of ASC 606 for the Company include (i) commissions earned from contracts with customers for the sale of accidental death and dismemberment insurance coverage and motor club memberships and (ii) the sale of real estate acquired through foreclosure.

•Commissions Earned: The Company earns commissions from the sale of accidental death and dismemberment insurance coverage and from motor club memberships to finance customers. These commissions are recognized at the time of origination. The Company has no future performance obligations related to the sale of these products. Other income includes commissions earned of approximately $14,823,000 and $12,509,000 for the years ended December 31, 2025 and 2024, respectively.

•Sale of Real Estate Acquired by Foreclosure: When the Company finances the sale of real estate acquired through foreclosure to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the real estate acquired through foreclosure asset is derecognized and loss on sale is recorded upon the transfer of control of the property to the buyer, if the book value of the receivable is higher than the value of property. No gain is recognized should the value of the property exceed the value of the receivable. In determining the loss on the sale, the Company adjusts the transaction price and related loss on

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 2.    Summary of Significant Accounting Policies (Continued)

sale if a significant financing component is present. Should sales proceeds exceed the amount of the loan receivable at the time of foreclosure, the excess is paid to the borrower.

Acquired Loans: For acquired loans that have experienced deterioration of credit quality between origination and the Company’s acquisition of the loans, the amount paid for the loans reflects the Company’s determination that it is probable the Company will be unable to collect all amounts due according to the loan’s contractual terms. At acquisition, the Company reviews each loan to determine whether there is evidence of deterioration of credit quality since origination and if it is probable that the Company will be unable to collect all amounts due according to the loan’s contractual terms. If both conditions exist, the Company determines whether such loans will be assembled into pools of loans based on common risk characteristics. The Company determines the excess of the loan’s or pool’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should be accreted. There were no such loans for the years ended December 31, 2025 and 2024.

Allowance for Credit Losses – Finance Receivables: The allowance for credit losses is a valuation account that is deducted from the finance receivables’ amortized cost basis to present the net amount expected to be collected on the finance receivables. Finance receivables are charged off against the allowance when management believes the uncollectability of a balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off.

On January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables. In addition, ASC 326 made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write down on available-for-sale debt securities when management does not intend to sell or believes that it is not more likely than not they will be required to sell.

The Company pools loans based on similar risk characteristics. Within each pool, the Company’s primary credit quality indicator is the borrower’s credit or Vantage score as determined at the time of loan origination. An allowance is established for each bank of Vantage scores within each portfolio segment.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environmental conditions, such as changes in inflation or other relevant factors.

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 2.    Summary of Significant Accounting Policies (Continued)

Allowance for Credit Losses – Finance Receivables (continued)

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. Based primarily on collateral type, the Company has identified the following portfolio segments: personal property, real estate, sales finance and live checks. Portfolio segments are defined as follows:

•Personal property: loans that are originated at our branches that are not secured by real estate. The personal property securing these loans may depreciate over time.
•Real estate: loans secured by residential properties for consumer purposes. Adverse economic changes could impact the ability to repay.
•Sales finance: loans that are sourced through the Company’s network of retail merchants. The collateral securing sales finance receivables may depreciate over time.
•Live checks: unsecured loans made to prospective customers and to former borrowers that are sourced through direct mail campaigns.

Finance receivables that do not share risk characteristics are evaluated on an individual basis. Finance receivables evaluated individually are not also included in the collective evaluation. When management determines that foreclosure is probable expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for undiscounted selling costs as appropriate. Real estate acquired by foreclosure was $0 at December 31, 2025 and $25,012 at December 31, 2024.

Expected credit losses are estimated over the contractual term of the loans, and adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications unless either of the following applies: management has a reasonable expectation at the reporting date that a troubled debt restructuring will be executed with an individual borrower or the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company.

Policy Claim Reserves: Policy claim reserves represent (i) the liability for losses and loss-adjustment expenses related to credit property insurance and (ii) the liabilities for future policy benefits related to credit life and accident and health insurance. The liability for loss and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount based on past experience, for losses incurred but not reported. The liabilities for future policy benefits have been computed utilizing accepted actuarial techniques. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed, and any adjustments are reflected in earnings currently.

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 2.    Summary of Significant Accounting Policies (Continued)

Income Taxes: First Tower Finance Company LLC and its finance company subsidiaries are limited liability companies organized as partnerships for federal and state tax purposes and are not considered taxable entities. Taxable income or loss is reported by the Company’s members on their respective tax returns in accordance with the limited liability agreement.

American Federated Holding Company and its wholly-owned subsidiaries, AFIC and AFLIC, are subject to income taxes at the corporate level and are included in the consolidated federal income tax return of their parent, American Federated Holding Company. Separate company amounts are recorded based on a tax allocation agreement between the parent, AFIC and AFLIC. As such, deferred income taxes are provided for temporary differences between financial statement carrying amounts of assets and liabilities and their respective bases for income tax purposes using enacted tax rates in effect in the years in which the differences are expected to reverse.

Potential exposures involving tax positions taken that may be challenged by taxing authorities contain assumptions based upon past experiences and judgments about potential actions by taxing jurisdictions. Management does not believe that the ultimate settlement of these items will result in a material amount. With limited exceptions, AFIC and AFLIC are no longer subject to income tax examinations prior to 2022.

Leases: The Company leases office space for its branch locations. The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (ROU) assets and operating lease liabilities on the consolidated balance sheets.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU asset also includes any prepaid lease payments made. The lease terms may include options to extend the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Variable lease payments, which are primarily comprised of common area maintenance, utilities, and real estate taxes that are passed on from the lessor in proportion to the space leased, are recognized in operating expenses in the period in which the obligation for those payments was incurred.

Cash and Cash Equivalents: For purposes of the consolidated statements of cash flows, the Company considers certificates of deposit and all short-term securities with original maturities of three months or less to be cash equivalents.

Restricted Cash: Restricted cash includes cash and cash equivalents for which the Company’s ability to withdraw funds is contractually limited. The Company’s restricted cash consists of cash collections that are restricted for debt servicing of the Company’s revolving warehouse credit facility. Changes in restricted cash balances are presented with cash and cash equivalents in the net increase in cash and cash equivalents in the consolidated statements of cash flows.

Comprehensive Income (Loss): Comprehensive income (loss) for the Company consists of net income (loss) and changes in unrealized gains (losses) on investment securities classified as available-for-sale, net of taxes, and are presented in the consolidated statements of operations and comprehensive loss.

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 2.    Summary of Significant Accounting Policies (Continued)

Accumulated Other Comprehensive Income (Loss): The Company has recorded certain amounts directly to a component of total members’ equity (deficit) reflected on the consolidated balance sheet as accumulated other comprehensive income (loss). Such amounts include unrealized gains and losses on available-for-sale securities, net of the related income tax effect. Realized losses are reclassified to earnings.

Advertising: Advertising costs are expensed as incurred. Advertising expenses approximated $13,135,000 and $12,623,000 for the years ended December 31, 2025 and 2024, respectively, and are included in other operating expenses in the consolidated financial statements.

Share-Based Compensation: The Company entered into employment agreements with certain executives and, in connection therewith, granted member interests consisting of Class D share awards, which vested over a ten-year period. Compensation expense for these awards was determined based on the estimated fair value of the shares awarded on the applicable grant or award date, June 14, 2012, and was recognized over the applicable award’s vesting period. During 2023, the Class D units were converted to Class C units. The holders of the Class C units were granted Class F profit interests which provide the mechanism to share in the profits of the Company.

Reclassifications: Certain items in the prior consolidated financial statements have been reclassified to conform to current presentation. The previous net presentation of loans within cashflows from investing activities within the statement of cashflows has been revised to reflect a gross presentation of loans originated and loans repaid for all comparative periods. The previous net presentation of debt within cashflows from financing activities within the statement of cashflows has been revised to reflect a gross presentation of borrowings and repayments of debt facilities for all comparative periods. These reclassifications did not result in any changes to previously reported consolidated net income, members’ equity, or net cash provided by operating, investing, or financing activities.

Subsequent Events: Management has evaluated subsequent events through the date that the financial statements were available to be issued, April 28, 2026, and determined there were no events that occurred that required disclosure.

Newly Adopted Accounting Pronouncements

Future Accounting Guidance: In August 2018, the FASB issued ASU 2018-12, “Financial Services—Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts” which improves financial reporting for insurance companies that issue long-duration contracts, such as life insurance, disability income, long-term care, and annuities. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2024. Early adoption is permitted. The Company adopted the update effective January 1, 2025, with no impact on the consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. The ASU focuses on income tax disclosures around effective tax rates and cash income taxes paid. ASU 2023-09 largely follows the proposed ASU issued earlier in 2023 with several important modifications and clarifications. ASU 2023-09 is effective for annual periods beginning after December 15, 2025. Entities are permitted to adopt this guidance on a prospective basis, though retrospective application is permitted. The Company early adopted and applied the update on a retrospective basis for all prior periods presented in and disclosed in the period of adoption, if applicable. Implementation of the update did not have a financial effect on the Company’s consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 3.    Debt Securities

The following table summarizes the amortized cost, fair value and allowance for credit losses of securities available-for-sale at December 31, 2025 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrealized gains and losses:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

December 31, 2025
Available-for-sale
U.S. Government agencies and
Corporations	$17,820,006	$23,001	$84,210	$17,758,797
Obligations and states and political
subdivisions	19,635,188	12,324	491,096	19,156,416
Industrial and miscellaneous	12,828,402	189,324	184,919	12,832,807
Mortgage-backed securities: residential	3,116,945	37,849	2,935	3,151,859
Mortgage-backed securities: commercial	1,534,587	8,723	9,162	1,534,148

Total available-for-sale	$54,935,128	$271,221	$772,322	$54,434,027

The following table summarizes the amortized cost and fair value of securities available-for-sale at December 31, 2024 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrealized gains and losses:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

December 31, 2024
Available-for-sale
U.S. Government agencies and
Corporations	$14,287,210	$598	$310,074	$13,977,734
Obligations and states and political
subdivisions	20,041,339	2,336	898,872	19,144,803
Industrial and miscellaneous	12,779,973	55,503	527,697	12,307,779
Mortgage-backed securities: residential	2,894,009	-	63,843	2,830,166
Mortgage-backed securities: commercial	2,678,594	10,151	23,217	2,665,528

Total available-for-sale	$52,681,125	$68,588	$1,823,703	$50,926,010

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 3.    Debt Securities (Continued)

Proceeds from the sales and calls of securities and the associated gains and losses are listed below:

For the years ended December 31,	2025	2024
Proceeds	$22,426,538	$25,528,694
Gross gains	$174,809	$23,834
Gross losses	(95,496)	(306,585)
Total	$79,313	$(282,751)

The income tax expense (benefit) related to these net realized gains (losses) was approximately, $20,000 and ($71,000) for the years ended December 31, 2025 and 2024, respectively.

The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately. The amortized cost and fair value of debt securities at December 31, 2025, are as follows:

	Amortized
	Cost	Fair Value

Available-for-sale
Within one year	$7,307,465	$7,301,771
One to five years	27,413,304	27,116,992
Five to ten years	14,244,592	14,018,825
Beyond ten years	1,318,235	1,310,433
Mortgage-backed securities: residential	3,116,945	3,151,859
Mortgage-backed securities: commercial	1,534,587	1,534,147

Total	$54,935,128	$54,434,027

Securities pledged at December 31, 2025 and 2024 had carrying amounts of $3,346,000 and $3,349,000, respectively and were pledged to secure public deposits and repurchase agreements.

At year-end 2025 and 2024, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of members’ equity.

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 3.    Debt Securities (Continued)

The following table summarizes debt securities available-for-sale in an unrealized loss position for which an allowance for credit losses has not been recorded at December 31, 2025, aggregated by major security type and length of time in a continuous unrealized loss position:

	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

December 31, 2025
Available-for-sale
U.S. Government
agencies and
corporations	$9,796,284	$27,035	$1,405,157	$57,175	$11,201,441	$84,210
Obligations of States
and political subdivisions	2,257,609	11,401	13,906,290	479,695	16,163,899	491,096
Industrial and
miscellaneous	358,178	843	4,360,039	184,077	4,718,217	184,920
Residential mortgage-
backed securities	-	-	268,598	2,935	268,598	2,935
Commercial mortgage-
backed securities	-	-	226,113	9,161	226,113	9,161

Total available-for-sale	$12,412,071	$39,279	$20,166,197	$733,043	$32,578,268	$772,322

The following table summarizes securities with unrealized losses at December 31, 2024, aggregated by major security type and length of time in a continuous unrealized loss position:

	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

December 31, 2024
Available-for-sale
U.S. Government
agencies and
corporations	$8,938,766	$113,127	$4,590,102	$196,947	$13,528,868	$310,074
Obligations of States
and political subdivisions	3,013,462	68,510	16,109,005	830,362	19,122,467	898,872
Industrial and
miscellaneous	4,187,607	123,979	5,314,685	403,718	9,502,292	527,697
Residential mortgage-
backed securities	2,830,166	63,843	-	-	2,830,166	63,843
Commercial mortgage-
backed securities	762,055	9,809	396,960	13,408	1,159,015	23,217

Total available-for-sale	$19,732,056	$379,268	$26,410,752	$1,444,435	$46,142,808	$1,823,703

Unrealized losses on corporate bonds have not been recognized into income at December 31, 2025 or 2024 because the issuers bonds are of high credit quality, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuers

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Note 3.    Debt Securities (Continued)

continue to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bond(s) approach maturity.

At December 31, 2025, 117 securities in the Company’s portfolio were in a loss position, compared to 209 securities in a loss position at December 31, 2024. In analyzing an issuer’s financial condition, management considers the issuer of the securities (federal government or any government agency), whether downgrades by bond rating or other agencies have occurred, and industry analysts’ reports. Because management has the ability to hold debt and equity securities until maturity or for the foreseeable future if classified as available-for-sale, no declines in these securities are deemed to be other than temporary. At December 31, 2025 and 2024, no securities were determined to be other than temporarily impaired, as a result of credit losses.

Note 4.     Finance Receivables

Finance receivables at year-end were as follows:

December 31,	2025	2024

Consumer finance receivables:
Personal property	$950,542,071	$780,324,960
Real estate	6,203,879	8,972,188
Sales finance	133,647,345	155,984,840
Live checks	313,622,652	237,286,467

Total consumer finance receivables	$1,404,015,947	$1,182,568,455

Add (deduct):
Net deferred loan fees and costs	12,604,271	10,890,374
Unearned income	(426,834,912)	(324,458,616)

Amortized cost	$989,785,306	$869,000,213
Allowance for credit losses	(86,886,657)	(90,189,824)

Net finance receivables	$902,898,649	$778,810,389

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 4.     Finance Receivables (Continued)

The following table represents the activity in the allowance for credit losses by portfolio segment for the year ended December 31, 2025:

	Personal
	Property	Real Estate	Sales Finance	Live Checks	Total

December 31, 2025
Allowance for credit losses:
Beginning balance	$66,377,506	$54,213	$6,131,170	$17,626,935	$90,189,824
Provision for credit losses	37,377,393	44,813	4,634,838	27,916,383	69,973,427
Loans charged-off	(67,916,115)	(69,902)	(8,886,656)	(31,582,000)	(108,454,673)
Recoveries	27,094,870	5,251	2,393,442	5,684,516	35,178,079

Total ending allowance
balance	$62,933,654	$34,375	$4,272,794	$19,645,834	$86,886,657

The following table presents the activity in the allowance for credit losses by portfolio segment for the year ended December 31, 2024:

	Personal
	Property	Real Estate	Sales Finance	Live Checks	Total

December 31, 2024
Allowance for credit losses:
Beginning balance	$69,829,603	$90,283	$5,834,717	$18,520,691	$94,275,294
Provision for credit losses	47,118,339	(23,467)	10,715,157	27,727,729	85,537,758
Loans charged-off	(74,714,281)	(46,366)	(12,352,804)	(32,970,129)	(120,083,580)
Recoveries	24,143,845	33,763	1,934,100	4,348,644	30,460,352

Total ending allowance
balance	$66,377,506	$54,213	$6,131,170	$17,626,935	$90,189,824

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 4.     Finance Receivables (Continued)

The following is a breakdown of the amortized cost of finance receivables by quality indicator and year of origination as of December 31, 2025.

Personal Property
(Vantage Score)			Origination Year

	2025	2024	2023	2022	Before 2022	Total

< = 500	$532,645	$179,331	$30,897	$20,575	$-	$763,448
501 - 550	34,025,700	7,372,383	571,704	67,741	5,740	42,043,268
551 - 600	127,039,300	24,989,417	1,790,218	119,439	13,403	153,951,777
601 - 650	218,130,703	41,470,472	3,074,060	141,827	19,377	262,836,439
651 - 700	114,951,100	24,821,166	2,158,574	55,536	20,555	142,006,931
701 - 750	31,127,140	6,961,359	684,757	14,365	2,212	38,789,833
> 750	7,069,000	1,406,658	108,213	-	-	8,583,871

Subtotal - Vantage Scores	532,875,588	107,200,786	8,418,423	419,483	61,287	648,975,567
No Vantage Score	4,293,733	1,094,500	44,980	5,429	305,605	5,744,247

Grand Total	$537,169,321	$108,295,286	$8,463,403	$424,912	$366,892	$654,719,814

Live Checks - Prospects
(Vantage Score)			Origination Year

	2025	2024	2023	2022	Before 2022	Total

< = 500	$-	$-	$-	$-	$-	$-
501 - 550	-	-	-	-	-	-
551 - 600	2,288,252	-	-	-	-	2,288,252
601 - 650	18,338,470	251,172	-	-	-	18,589,642
651 - 700	26,478,030	1,122,510	709	-	-	27,601,249
701 - 750	16,267,060	2,270,684	72,111	-	-	18,609,855
> 750	1,973,645	476,857	25,405	-	-	2,475,907

Grand Total	$65,345,457	$4,121,223	$98,225	$-	$-	$69,564,905

Sales Finance
(Vantage Score)			Origination Year

	2025	2024	2023	2022	Before 2022	Total

< = 500	$6,299	$8,671	$36,723	$2,292	$-	$53,985
501 - 550	164,927	66,813	152,771	4,169	-	388,680
551 - 600	5,645,003	2,702,708	606,122	7,065	407	8,961,305
601 - 650	14,503,030	6,458,933	1,268,249	20,002	-	22,250,214
651 - 700	14,578,930	4,977,100	720,321	8,801	-	20,285,152
701 - 750	10,970,300	2,766,891	303,518	2,881	-	14,043,590
> 750	14,941,110	2,398,610	152,841	43	-	17,492,604

Subtotal - Vantage Scores	60,809,599	19,379,726	3,240,545	45,253	407	83,475,530
No Vantage Score	3,520,765	420,986	73,464	3,819	-	4,019,034

Grand Total	$64,330,364	$19,800,712	$3,314,009	$49,072	$407	$87,494,564

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 4.     Finance Receivables (Continued)

Live Checks - Former Borrower
(Check Size )			Origination Year

	2025	2024	2023	2022	Before 2022	Total

$1,206 - $1,720	$6,896,041	$305,700	$-	$-	$-	$7,201,741
$2,504 - $3,257	19,869,857	1,712,911	-	-	-	21,582,768
$4,002 - $4,571	19,555,827	2,454,789	318	-	-	22,010,934
$6,004 - $6,015	80,477,995	25,083,934	1,178,372	-	-	106,740,301
$9,528 - $10,029	1,864,466	116,137	-	-	-	1,980,603
		-	-	-	-
Grand Total	$128,664,186	$29,673,471	$1,178,690	$-	$-	$159,516,347

Real Estate			Origination Year

	2025	2024	2023	2022	Before 2022	Total

Grand Total	$635,213	$880,843	$602,861	$841,186	$1,789,259	$4,749,362

Acquired			Origination Year

	2025	2024	2023	2022	Before 2022	Total

Grand Total	$16,810	$589,760	$277,915	$121,043	$130,515	$1,136,043

Net deferred loan costs	10,700,537	1,856,814	41,201	4,958	761	12,604,271

Total Finance Receivables	$806,861,888	$165,218,109	$13,976,304	$1,441,171	$2,287,834	$989,785,306

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 4.     Finance Receivables (Continued)

The following is a breakdown of the amortized cost of finance receivables by quality indicator and year of origination as of December 31, 2024.

Personal Property
(Vantage Score)			Origination Year

	2024	2023	2022	2021	Before 2021	Total

< = 500	$725,029	$501,186	$573,107	$5,469	$—	$1,804,791
501 - 550	27,768,036	6,102,562	1,665,605	33,571	169	35,569,943
551 - 600	106,977,010	20,965,573	3,026,698	78,561	6,521	131,054,363
601 - 650	180,001,520	33,014,496	3,637,780	142,908	2,245	216,798,949
651 - 700	99,902,680	19,462,447	1,757,431	89,553	4,097	121,216,208
701 - 750	26,196,150	5,089,179	517,710	20,236	-	31,823,275
> 750	5,223,070	990,029	81,049	4,801	-	6,298,949

Subtotal - Vantage Scores	446,793,495	86,125,472	11,259,380	375,099	13,032	544,566,478
No Vantage Score	4,147,911	600,109	66,466	16,057	266,127	5,096,670

Grand Total	$450,941,406	$86,725,581	$11,325,846	$391,156	$279,159	$549,663,148

Live Checks - Prospects
(Vantage Score)			Origination Year

	2024	2023	2022		2021				Before 2021		Total

< = 500	$15,052	$522	$-	$		-			$-		$15,574
501 - 550	52,568	6,192	-			-			-		58,760
551 - 600	57,914	8,375	-			-			-		66,289
601 - 650	7,705,522	319,773	327			-			-		8,025,622
651 - 700	15,460,290	856,506	284			-			-		16,317,080
701 - 750	13,950,000	2,217,294	24,647			-			-		16,191,941
> 750	1,596,765	451,333	16,485			-			-		2,064,583

Subtotal - Vantage Scores	38,838,111	3,859,995	41,743				-			-	42,739,849
No Vantage Score	16,831	12,520	-				-			-	29,351

Grand Total	$38,854,942	$3,872,515	$41,743	$			-	$		-	$42,769,200

Sales Finance
(Vantage Score)			Origination Year

	2024	2023	2022	2021	Before 2021	Total

< = 500	$37,156	$201,017	$29,796	$647	$-	$268,616
501 - 550	201,442	1,021,079	148,702	3,739	-	1,374,962
551 - 600	8,116,342	3,514,033	507,514	9,489	-	12,147,378
601 - 650	20,698,970	7,512,758	1,286,587	31,281	-	29,529,596
651 - 700	18,271,380	4,932,267	730,821	15,500	97	23,950,065
701 - 750	12,495,290	2,691,035	268,555	3,999	-	15,458,879
> 750	15,583,510	2,301,805	111,346	776	-	17,997,437

Subtotal - Vantage Scores	75,404,090	22,173,994	3,083,321	65,431	97	100,726,933
No Vantage Score	1,796,374	549,069	111,168	96	-	2,456,707

Grand Total	$77,200,464	$22,723,063	$3,194,489	$65,527	$97	$103,183,640

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 4.     Finance Receivables (Continued)

Live Checks - Former Borrower
(Check Size )			Origination Year

	2024	2023	2022	2021	Before 2021	Total

$1,206 - $1,720	$5,295,416	$28,418	$-	$-	$-	$5,323,834
$2,504 - $3,257	14,926,306	743,768	210	-	-	15,670,284
$4,002 - $4,571	17,882,673	1,884,365	-	-	-	19,767,038
$6,004 - $6,015	78,127,009	27,687,752	1,038,680	620	-	106,854,061
$9,528 - $10,029	155,311	-	-	-	-	155,311
		-	-	-	-
Grand Total	$116,386,715	$30,344,303	$1,038,890	$620	$-	$147,770,528

Real Estate			Origination Year

	2024	2023	2022	2021	Before 2021	Total

Grand Total	$1,390,148	$1,053,507	$1,172,902	$818,457	$2,223,971	$6,658,985

Acquired			Origination Year

	2024	2023	2022	2021	Before 2021	Total

Grand Total	$4,415,053	$2,163,987	$741,417	$611,182	$132,699	$8,064,338

Net deferred loan costs	9,551,263	1,280,419	52,951	4,862	879	10,890,374

Total Finance Receivables	$698,739,991	$148,163,375	$17,568,238	$1,891,804	$2,636,805	$869,000,213

The Company considers an account to be past due when it has not received the payment that is contractually receivable. Modifications to loan customers experiencing financial difficulties were not significant during the years ended December 31, 2025 and 2024. The following table presents the aging of the amortized cost basis in past-due loans as of December 31, 2025 and 2024 by class of loans:

Delinquency by loan type (net)

	Current	Potential (1-30)	31-60	61-90	91 - 120	121-150	151-180	181+	Total

December 31, 2025
Personal property	$492,513,134	$104,685,648	$27,781,439	$9,239,650	$7,887,162	$6,847,032	$6,753,783	$-	$655,707,848
Live checks	160,449,998	43,867,142	9,880,466	4,963,641	3,365,245	4,170,933	2,683,245	-	229,380,670
Real estate	2,936,268	1,486,546	163,473	85,424	35,962	-	-	50,216	4,757,889
Sales finance	71,752,797	9,854,102	2,510,555	1,000,230	762,016	713,908	741,020	-	87,334,628

Total	$727,652,197	$159,893,438	$40,335,933	$15,288,945	$12,050,385	$11,731,873	$10,178,048	$50,216	977,181,035
Net deferred loan costs									12,604,271

Total finance receivables									$989,785,306

	Current	Potential (1-30)	31-60	61-90	91 - 120	121-150	151-180	181+	Total

December 31, 2024
Personal property	$407,784,992	$93,565,452	$26,898,173	$8,838,542	$7,334,354	$6,518,867	$6,401,024	$30,169	$557,371,573
Live checks	129,291,237	40,587,258	8,617,930	3,892,266	2,962,099	2,878,310	2,356,000	1,198	190,586,298
Real estate	4,105,226	1,852,342	334,298	48,814	66,215	39,141	44,576	181,799	6,672,411
Sales finance	83,169,933	12,614,703	3,351,694	1,308,191	1,014,967	1,006,684	1,013,385	-	103,479,557

Total	$624,351,388	$148,619,755	$39,202,095	$14,087,813	$11,377,635	$10,443,002	$9,814,985	$213,166	858,109,839
Net deferred loan costs									10,890,374

Total finance receivables									$869,000,213

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 5.    Property and Equipment

Property and equipment at December 31, 2025 and 2024 were as follows:

	Estimated	December 31,
	Useful Lives	2025	2024

Land		$441,890	$441,890
Building and improvements	15 to 40 years	3,733,647	3,592,527
Office furniture and fixtures	5 to 10 years	3,837,903	3,594,127
Information systems equipment	3 to 5 years	23,319,306	19,876,450
Information systems software	10 to 12 years	16,367,263	16,367,263
Automotive equipment	3 years	2,161,448	1,919,496
Leasehold improvements	5 years	4,246,481	3,545,135

		54,107,938	49,336,888
Less accumulated depreciation		35,550,473	31,048,121

Property and equipment, net		$18,557,465	$18,288,767

Depreciation expense for the years ended December 31, 2025 and 2024 was approximately $5,128,000 and $4,371,000, respectively.

Note 6.    Lease Agreements

The Company enters into leases in the normal course of business primarily for branch locations. The components of lease expense were as follows:

For the years ended December 31,	2025	2024
Operating lease cost	$4,870,448	$4,552,289
Variable lease cost	96,101	93,779
Total lease cost	$4,966,549	$4,646,068

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 6.    Lease Agreements (Continued)

Other information related to leases is as follows:

December 31,	2025	2024

Supplemental cash flows information
Cash paid for amounts included in the measurement of operating lease liabilities:
Operating Lease - Operating Cash Flows (Fixed Payments)	$4,680,635	$4,377,707
Operating Lease - Operating Cash Flows (Liability Reduction)	$3,696,619	$3,480,402

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$2,215,949	$4,781,810

Weighted average remaining lease term:
Operating leases	5.93 yrs	6.20 yrs

Weighted average discount rate:
Operating leases	5.76%	5.44%

The future minimum payments for operating leases as of December 31, 2025 are as follows:

Operating
December 31,	Leases

2026	$4,618,391
2027	3,980,394
2028	3,407,167
2029	2,897,805
2030	2,202,622
Thereafter	4,545,786

Total future minimum lease payments	21,652,165
Less imputed interest	4,614,857

Present value of lease liabilities	$17,037,308

Reported as of December 31, 2025
Operating lease liabilities	$17,037,308

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 7.    Goodwill and Intangible Assets

A summary of goodwill is as follows:

December 31,	2025	2024
Goodwill	$136,176,452	$136,176,452

A summary of the intangible assets and their estimated finite lives at December 31, 2025 and 2024 were as follows:

	Estimated
December 31,	Useful Lives	2025	2024

Trade names	5 to 15 years	$24,400,000	$24,400,000
Non-competition and license agreements	2 to 4 years	2,323,800	2,323,800
Internally developed technology	2 years	1,000,000	1,000,000
Customer relationships and other	2 to 3 years	488,700	488,700

		28,212,500	28,212,500
Less accumulated amortization		25,869,445	24,262,777

Intangible assets, net		$2,343,055	$3,949,723

Aggregate amortization expense for intangible assets for the years ended December 31, 2025 and 2024 was $1,606,668. The estimated amortization expense of the finite-lived intangible assets for future years is summarized as follows:

Fiscal Year 2026	$1,606,667
Fiscal Year 2027	736,388

Total	$2,343,055.00
Note 8.    Variable Interest Entity

As part of its overall funding strategy, during 2025 the Company has transferred certain finance receivables to an affiliated VIE for an asset-backed financing transaction. The Company’s revolving warehouse credit facility is issued by the Company’s SPE, which is considered a VIE under GAAP and is consolidated into the financial statements of its primary beneficiary.

The debt is supported by the expected cash flows from the underlying collateralized finance receivables. Collection on these finance receivables are remitted to restricted cash collection accounts, which totaled $921,165 as of December 31, 2025. Cash inflows from the finance receivables are distributed to the lenders/investors, the service providers, and /or the residual interest that the Company owns in accordance with a monthly contractual priority of payments. The SPE pays a servicing fee to the Company, which is eliminated in consolidation. Distributions from the SPE to the Company are permitted under the debt arrangement.

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 8.    Variable Interest Entity (continued)

At each sale of receivables from the Company’s affiliates to the SPE, the Company makes certain representations and warranties about the quality and nature of the collateralized receivables. The debt arrangement requires the Company to repurchase the receivables in certain circumstances, including circumstances in which the representations and warranties made by the Company concerning the quality and characteristics of the receivables are inaccurate. Assets transferred to the SPE are legally isolated from the Company and its affiliates, as well as from the claims of the Company’s and its affiliates’ creditors. Further, the assets of the SPE are owned by such SPE and are not available to satisfy the debts or other obligations of the Company or any of its affiliates.

The following table presents the assets and liabilities of the Company’s consolidated VIE at December 31, 2025:

December 31,	2025

Assets
Net finance receivables	$45,069,461
Allowance for credit losses	(4,317,654)
Restricted cash	921,165
Total assets	$41,672,972

Liabilities
Net debt	$31,495,383
Accounts payable and accrued expenses	233,136
Other liabilities	9,166,639
Total liabilities	$40,895,158

The balance in other liabilities is representative of amounts due related parties that eliminates upon consolidation. As such, this balance is not presented in the consolidated balance sheet.

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 9.    Notes Payable and Credit Arrangements for Business Operations

The Company is party to a revolving loan agreement providing a total Credit Facility of $720,000,000 with a maturity date of May 30, 2028. Borrowings under the Credit Facility are collateralized by substantially all of the Company’s consumer finance assets, including finance receivables and intangibles. The amount available for future borrowings under the Credit Facility is based on (i) the lesser of 85% of the value of the pool of eligible short-term finance receivables plus 75% of eligible long-term secured finance receivable contract assets comprising the borrowing base as of the determination date or (ii) the total Credit Facility amount.

The Credit Facility includes a fee for unused credit ranging from 0.375% to 0.50% based on the average monthly usage of the unused portion of the Credit Facility. The Credit Facility requires payments of interest only. Borrowings under the Credit Facility bear interest rate per annum equal to the greatest of
(i) the rate of interest announced or otherwise established by the administrative agent from time to time as its prime commercial rate as in effect on such day, with a change in the base rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate, (ii) the sum of the federal funds rate for such day, plus ½ of 1%, or (iii) Term SOFR in effect for such day plus 1.11448% (which includes a conversion adjustment from LIBOR to SOFR). As of December 31, 2025 and 2024, all of the Company’s borrowings under the Credit Facility were at the applicable Benchmark rates at that time.

The Credit Facility contains various customary operating covenants, including the restricted payments covenant described in more detail below, as well as covenants restricting, among other things, the incurrence of liens, investments, fundamental changes, agreements with affiliates and changes in the nature of business. The Credit Facility also contains financial covenants with respect to minimum interest expense coverage ratio and maximum total leverage ratio. The Company was in compliance with all financial covenants during 2025 and 2024.

On August 23, 2021, the Company amended its revolving line of credit agreement, originally entered into on June 15, 2012, in the amount of $10,000,000, which terminated on June 30, 2023. This agreement was amended a third time during 2025 with a maturity date of June 30, 2027. Advances under the line of credit bear interest at the one-month term SOFR rate plus 2.960%.

At December 31, 2025 and 2024, the amount outstanding under the revolving loan agreement was approximately $628,626,000 and $568,191,000, respectively, with an interest rate of 6.87% and 7.67%, respectively. The amount outstanding under the revolving line of credit was approximately $4,061,000 with an interest rate of 6.72% and $7,299,000 with an interest rate of 7.30% at December 31, 2025 and 2024, respectively. Interest is payable monthly.

The Company entered into a warehouse credit agreement with a $150,000,000 line of credit on July 25, 2025, with a maturity date of July 23, 2027. Borrowings under the warehouse line of credit are collateralized by the loans receivable purchased by the VIE from affiliates of the Company. The loans receivable held by the VIE are pledged as collateral on borrowings under the warehouse line of credit. The balance outstanding under the warehouse line of credit was approximately $31,495,000 with an interest rate of 6.32% and an unused line fee rate of 0.55% at December 31, 2025.

Note 10.    Subordinated Notes Payable to Members

On June 24, 2014, First Tower, LLC (FT LLC) issued subordinated term loan notes payable to the members of the Company in the aggregate amount of $313,844,000 pursuant to a subordinated loan agreement (the “Subordinated Loan Agreement”). On November 2, 2015, the Company issued an additional, $5,000,000 in subordinated term loan notes payable to the members of the Company, followed by an additional $21,137,000 on February 8, 2018 and an additional $62,458,000 on June 30, 2021.The proceeds of those subordinated term loans were distributed to the Company, which were then distributed to its members as a return of capital. On March 24, 2022, the Company issued additional subordinated term loan notes payable

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 10.    Subordinated Notes Payable to Members (Continued)

of approximately $27,743,000 in exchange for cash. The subordinated term loan notes mature on the earlier of December 18, 2027 or six months after the termination of the Company’s Credit Facility. Subject to the subordination and intercreditor agreement, FT LLC may prepay in whole or in part amounts outstanding.

Under the terms of the Subordinated Loan Agreement, as subsequently amended, these subordinated term loans bore interest at a rate per annum equal to 10% (the “Cash Rate”) plus a paid-in-kind rate (the “PIK Rate”) of 5%. The “Cash Rate” was increased to 11% starting October 1, 2025. Interest accruing at the Cash Rate is payable monthly in cash. The PIK rate interest is payable monthly in cash, at FT LLC’s option, subject to certain restrictions as specified by the terms of a subordination and intercreditor agreement with lenders of the Company’s Credit Facility and revolving line of credit (See Note 9). Accruing Cash Rate and PIK Rate interest that may be prohibited from being paid currently under the subordination and intercreditor agreement as a result of distributable income limitations from operating subsidiaries is automatically added to the principal of the subordinated term loan notes. This resulted in an increase of the principal in the amounts of approximately $8,473,000 in 2025 and $26,585,000 in 2024.

The Subordinated Loan Agreement places limits on FT LLC and its subsidiaries’ ability to declare dividends or redeem or repurchase capital stock, prepay, redeem or purchase debt, incur liens and engage in sale leaseback transactions, make loans and investments, incur additional indebtedness, amend or otherwise alter debt and other material agreements, make capital expenditures, engage in mergers, acquisitions and asset sales, transact with affiliates and alter its business. Further, the Subordinated Loan Agreement contains events of default, including cross defaults under other debt obligations of the Company.

At December 31, 2025 and 2024, the principal amount outstanding of the subordinated term loan notes payable was approximately $561,884,000 and $541,791,000, respectively. Interest expense, including PIK Rate interest, incurred on the subordinated term loan notes approximated $85,939,000 during 2025 and $80,399,000 during 2024.

Note 11.    Policy Claim Liabilities

Activity in policy claim reserves, including claim adjustment expenses, by significant lines of business for the years ended December 31, 2025 and 2024, is summarized as follows:

	Property &	Life & Accident/
	Casualty	Health
For the year ending December 31, 2025	Business	Business	Total

Balance at January 1, 2025	$201,411	$1,768,690	$1,970,101

Incurred related to current year	806,770	4,178,158	4,984,928
Incurred related to prior years	(54,993)	(250,589)	(305,582)

Total incurred	751,777	3,927,569	4,679,346

Paid related to current year	615,248	2,686,658	3,301,906
Paid related to prior years	102,980	1,224,601	1,327,581

Total paid	718,228	3,911,259	4,629,487

Balance at December 31, 2025	$234,960	$1,785,000	$2,019,960

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Note 11.    Policy Claim Liabilities (Continued)

	Property &	Life & Accident/
	Casualty	Health
For the year ending December 31, 2024	Business	Business	Total

Balance at January 1, 2024	$262,643	$2,048,690	$2,311,333

Incurred related to current year	530,309	4,334,561	4,864,870
Incurred related to prior years	(104,191)	147,966	43,775

Total incurred	426,118	4,482,527	4,908,645

Paid related to current year	409,078	2,876,073	3,285,151
Paid related to prior years	78,272	1,886,454	1,964,726

Total paid	487,350	4,762,527	5,249,877

Balance at December 31, 2024	$201,411	$1,768,690	$1,970,101

Incurred and paid claim development, by accident year for the property and casualty lines of business, for the year ended December 31, 2025, is summarized as follows:

				As of December 31, 2025
				Total of Incurred-
				but-Not-Reported	Cumulative
	Net Incurred Claims for			Liabilities Plus	Number of
	the Year Ended December 31,			Expected	Reported
AFIC Property & Casualty Accounts	2023	2024	2025	Development	Claims

Accident year
2023	$1,335,060	$1,278,851	$1,224,356	$7,385	402
2024		530,309	541,612	36,053	240
2025			806,769	191,522	249

Net incurred claims	$1,335,060	$1,809,160	$2,572,737

	Net Cumulative Claim Payments
	the Year Ended December 31,
AFIC Property & Casualty Accounts	2023	2024	2025

Accident year
2023	$1,132,200	$1,210,471	$1,216,971
2024		409,078	505,558
2025			615,248

Net cumulative claim payments	$1,132,200	$1,619,549	$2,337,777

All outstanding liabilities before 2023			-

Liabilities for claims and claim adjustment expenses			$234,960

The incurred but not reported liability for the property and casualty lines of business approximated $235,000 and $201,000 as of December 31, 2025 and 2024, respectively. The average annual percentage payout of incurred claims for the property and casualty lines of business was approximately 79% in year 1, 13% in year 2 and 5% in year 3.

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 11.    Policy Claim Liabilities (Continued)

Incurred and paid claim development, by accident year for the life and accident/health lines of business, for the year ended December 31, 2025, is summarized as follows:

				As of December 31, 2025
				Total of Incurred-
				but-Not-Reported	Cumulative
	Net Incurred Claims for			Liabilities Plus	Number of
	the Year Ended December 31,			Expected	Reported
AFLIC Life & Accident/Health Accounts	2023	2024	2025	Development	Claims

Accident year
2023	$4,950,684	$4,605,749	$4,615,831	$62,800	1,695
2024		4,334,561	4,051,218	226,600	1,394
2025			4,178,158	1,491,500	1,003

Net incurred claims	$4,950,684	$8,940,310	$12,845,207

	Net Cumulative Claim Payments
	for the Year Ended December 31,
AFLIC Life & Accident/Health Accounts	2023	2024	2025

Accident year
2023	$3,248,222	$4,364,149	$4,553,031
2024		2,876,073	3,824,618
2025			2,686,658

Net cumulative claim payments	$3,248,222	$7,240,222	$11,064,307

All outstanding liabilities before 2023			4,100

Liabilities for claims and claim adjustment expenses			$1,785,000

The incurred but not reported liability for the life and accident/health lines of business approximated $1,785,000 and $1,769,000 as of December 31, 2025 and 2024, respectively.

Note 12.    Income Taxes

The Company’s insurance subsidiaries file income tax returns in the U. S. federal jurisdiction and in the states in which they operate. The multiple state tax jurisdictions in which the insurance subsidiaries operate require the appropriate allocation of income and expense to each state based on a variety of apportionment or allocation bases.

The income tax expense of the Company’s insurance subsidiaries for the years ended December 31, 2025 and 2024 consisted of the following:

December 31,	2025	2024

Current expense:
Federal	$112,941	$94,065
Mississippi	3,705	8,492
Alabama	2,093	2,393
	$118,739	$104,950
Deferred expense:
Federal	$781,940	$691,363
Mississippi	147,079	130,042
	929,019	821,405

Income tax expense	$1,047,758	$926,355

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 12.    Income Taxes (Continued)

The Company did not have unrecognized tax benefits as of December 31, 2025 or 2024 and does not expect this to change significantly over the next 12 months. It is the Company’s policy to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2025 and 2024, the Company had no accrued interest or penalties related to uncertain tax positions.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes relating to the Company’s insurance subsidiaries. The tax effects of significant items comprising the Company’s net deferred tax liability was as follows:

December 31,	2025	2024

Deferred tax assets:
Policy claim reserves and unearned premiums	$3,274,005	$2,661,555
Net operating and capital loss carryforwards	1,019,317	703,734
Remaining reserve adjustment	-	49,225
Unrealized loss on equity securities	51,950	-
Unrealized loss on debt securities available-for-sale	125,025	437,901

	4,470,297	3,852,415

Deferred tax liabilities:
Remaining reserve adjustment	-	538
Deferred acquisition costs	6,864,317	5,543,565
Goodwill and intangible assets	8,151,621	7,589,589
Unrealized gain on equity securities	-	15,088

	15,015,938	13,148,780

Deferred tax liabilities, net	$(10,545,641)	$(9,296,365)

The Company assesses the need for a valuation allowance on deferred tax assets by considering all available positive and negative evidence. There is no valuation allowance at December 31, 2025 or 2024. The Company has determined that it is not more likely than not that some or all of the deferred tax assets will not be realized prior to their expiration.

Income taxes paid, net of refunds received, consisted of the following jurisdictions:

	2025	2024

Federal	$205,395	$50,221
State:
Mississippi	-	12,000
Alabama	2,500	2,545
	2,500	14,545
	$207,895	$64,766

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 12.    Income Taxes (Continued)

The income tax expense differs from the amount computed by applying the federal statutory rate of 21% in 2025 and 2024 to loss before income taxes as follows:

December 31,	2025	2024

Consolidated income (loss) before taxes	$666,268	$(26,564,320)
Less: non-taxable entities	(4,366,819)	(31,158,115)

Income before taxes from taxable entities	$5,033,087	$4,593,795

Tax benefit based on federal statutory rate	$1,056,948	$964,697
Non-taxable interest income	(61,801)	(71,858)
State income taxes and other	24,079	56,551
Transactional costs	(27,678)	(27,678)
AMT and adjustments to prior year taxes	56,210	4,643

Income tax expense	$1,047,758	$926,355

The Company’s insurance subsidiaries have approximately $2,092,000 in federal net operating loss carryforwards, that will begin to expire in 2032, if not used. There are no net operating loss carryforwards at the state level.

Note 13.    Employee Profit Sharing Plan

The Company established three profit sharing plans covering substantially all the Company’s employees. A nonstandardized profit sharing plan was established for managers on January 1, 2015. Employer and participants’ contributions are nonelective and at the sole discretion of the employer. Contributions are allocated as a uniform percentage of participant compensation.

The Company also established a plan which is intended to provide selected officers, members of the executive group, home office or district supervisors of the Company or its Affiliates, or the assistant to the chief executive officer of the Company, incentive awards for superior performance. The plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code. The plan is also intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Remaining employees are covered by a 401(k) provision which allows employees to contribute salary subject to the maximum contribution allowed by the IRS. The Company matches 50% of the first 6% of employee contributions. Additional contributions may be made at the discretion of the Company. Profit sharing expense approximated $2,660,000 and $799,000 for the years ended December 31, 2025 and 2024, respectively, and is included in salaries and fringe benefits in the consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 14.    Members Equity

The Company’s capital structure consists of four classes of member common units. All classes of common units, except for Class D common units, share in the profits and losses of the Company and in the distributions of member capital on a pro-rata basis in proportion to total number of such units outstanding. The four classes of member common units are as follows:

•Class A common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 119,487,028 Class A common units issued to members outstanding as of December 31, 2025 and 2024. Issuance of additional Class A common units in excess of 10% of the fully diluted outstanding units of Class A and Class B common units require the approval of at least 81% of the outstanding Class A common units.

•Class B common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 97,847 Class B common units outstanding as December 31, 2025 and 2024.

•Class C common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 3,032,551 Class C common units outstanding as of December 31, 2025 and 2024.

•Class D common units – These units have no voting rights and are fully vested. Each holder of Class D common units has the right to convert such units to Class C common units at a ratio of four Class D common units for one Class C common unit provided that (i) the date of such conversion occurs no earlier than the 10th anniversary of June 15, 2012, (ii) such holder notifies the Company thirty days prior to conversion, and (iii) the internal rate of return as of the most recent fiscal quarter exceeds a pre-defined minimum. On June 14, 2012, the Company entered into employment contracts with two key executives and, in connection therewith, granted these executives 12,941,176 unvested Class D common units with an estimated fair value at date of grant of approximately $698,000. All Class D common units vested during 2022 and were converted to 3,032,551 Class C common units during 2023.

In connection with the conversion of the Class D units, the recipients of Class C units were granted Class F profit interests, which are not common units. These profit interests entitle the recipients to receive amounts equivalent to the amount they would receive had they made loans to the Company at their respective pro-rata ownership amounts to the extent that the Company has profits. During 2025, the Company recorded $2,133,913 of profit interests expense of which $2,379,385 is payable at December 31, 2025. During 2024, the Company recorded $2,029,899 of profit interests expense of which $2,379,512 was payable at December 31, 2024.

Members have no power to vote on any matter except matters on which a vote of units is required pursuant to the Company’s Operating Agreement. The Operating Agreement provides for, among other things, limitations on the transfer of member units, rights of first refusal, pre-emptive rights, and certain call and put provisions.

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 15.    Statutory Financial Information of Insurance Subsidiaries

GAAP differs in certain respects from the accounting practices prescribed or permitted by insurance regulatory authorities (Statutory). A reconciliation between net income (loss) and stockholder’s equity of the Company’s insurance subsidiaries as reported under GAAP and Statutory follows as of December 31, 2025 and 2024:

	Net	Stockholder's
December 31, 2025	Income (Loss)	Equity

GAAP basis including effects of purchase accounting	$3,932,184	$53,530,766

Adjustments to:
Non-admitted assets	-	(98,076)
Accumulated depreciation	-	42,132
Investment securities and related unrealized gains	194,747	501,102
Deferred acquisition costs	(6,070,130)	(32,039,421)
Policy claim reserves and unearned premiums	1,171,964	7,095,767
Deferred income taxes and income taxes payable	989,544	81,505
Asset valuation and interest maintenance reserves	(98,341)	(88,823)

Statutory Basis	$119,968	$29,024,952

	Net	Stockholder's
December 31, 2024	Income (Loss)	Equity

GAAP basis including effects of purchase accounting	$3,423,263	$52,410,416

Adjustments to:
Non-admitted assets	-	(98,076)
Accumulated depreciation	-	40,532
Investment securities and related unrealized gains	201,713	1,755,115
Deferred acquisition costs	(1,892,382)	(25,969,292)
Policy claim reserves and unearned premiums	152,847	5,923,803
Deferred income taxes and income taxes payable	1,062,318	3,038,504
Asset valuation and interest maintenance reserves	(86,039)	(83,306)

Statutory Basis	$2,861,720	$37,017,696

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 15.    Statutory Financial Information of Insurance Subsidiaries (Continued)

Under state statutes, each of the insurance subsidiaries is required to maintain minimum capital and surplus of $1,500,000.

Insurance regulations limit the amount of dividends that may be paid without approval of the insurance subsidiaries’ regulatory agency. At December 31, 2025 and 2024, there were no undistributed earnings and surplus available for future distributions as dividends are not permitted, without the prior approval of the State of Mississippi Insurance Department.

The National Association of Insurance Commissioners (NAIC) measures the adequacy of an insurance company’s capital by its risk-based capital ratio (the ratio of its total capital, as defined, to its risk-based capital). The requirements provide a measurement of minimum capital appropriate for an insurance company to support its overall business operations based upon its size and risk profile which considers (i) asset risk, (ii) insurance risk, (iii) interest rate risk, and (iv) business risk. An insurance company’s risk-based capital is calculated by applying a defined factor to various statutory-based assets, premiums, and reserve items, wherein the factor is higher for items with greater underlying risk.

The State of Mississippi statutes have provided levels of progressively increasing regulatory action for remedies when an insurance company’s risk-based capital ratio falls below a ratio of 2:1. As of December 31, 2025 and 2024 (latest information available), the Company’s insurance subsidiaries were in compliance with these minimum capital requirements as follows:

December 31, 2025	AFLIC	AFIC

Total adjusted capital	$11,460,067	$17,654,384
Authorized control level risk-based capital	$1,092,023	$5,129,368
Ratio of adjusted capital to risk based capital	10.5:1	3.4:1

December 31, 2024	AFLIC	AFIC

Total adjusted capital	$11,852,765	$25,248,913
Authorized control level risk-based capital	$1,023,813	$4,593,093
Ratio of adjusted capital to risk based capital	11.6:1	5.5:1

Note 16.    Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of finance receivables. Concentrations of credit risk with respect to finance receivables are limited due to the large number of customers comprising the Company’s customer base. These finance receivables are mainly from customers located in Mississippi, Louisiana, Alabama, Texas, Missouri, Tennessee, and Florida. The Company also has a risk that its customers will seek protection from creditors by filing under bankruptcy laws. When a customer files for bankruptcy protection, the Company must cease collection activities and petition the bankruptcy court to obtain its collateral or work out a court-approved bankruptcy plan that involves the Company and all other creditors of the customer. It is the Company’s experience that such plans can take an extended period to conclude and often involve a reduction of the interest rate to a court-approved rate.

At December 31, 2025 and 2024, the Company had funds on deposit with depository and investment institutions in excess of insured limits of approximately $21,092,000 and $20,102,000, respectively. The Company periodically assesses the financial condition of the financial institutions in which it conducts transactions and believes the risk of any loss is minimal.

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 17.    Fair Value Measurements

The fair value measurements by input level at December 31, 2025 and 2024 for assets measured at fair value on a recurring basis follow:

December 31, 2025	Total	Level 1	Level 2		Level 3

Equity securities	$3,514,472	$3,514,472	$-	$		-
Available-for-sale debt securities:
U.S. Government agencies
and corporations	17,758,797	17,758,797	-			-
Obligations of states and
political subdivisions	19,156,416	-	19,156,416			-
Corporate securities	12,832,807	-	12,832,807			-
Residential mortgage-backed securities	3,151,859	-	3,151,859			-
Commercial mortgage-backed
securities	1,534,148	-	1,534,148			-

	$57,948,499	$21,273,269	$36,675,230	$		-

December 31, 2024	Total	Level 1	Level 2		Level 3

Equity securities	$3,062,786	$3,062,786	$-	$		-
Available-for-sale debt securities:
U.S. Government agencies
and corporations	13,977,734	13,977,734	-			-
Obligations of states and
political subdivisions	19,144,803	-	19,144,803			-
Corporate securities	12,307,779	-	12,307,779			-
Residential mortgage-backed securities	2,830,166	-	2,830,166			-
Commercial mortgage-backed
securities	2,665,528	-	2,665,528			-

	$53,988,796	$17,040,520	$36,948,276	$		-

Certain assets and liabilities are potentially measured at fair value on a nonrecurring basis (for example, when there is evidence of impairment). Assets measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment), and intangible assets and other non-financial long-lived assets subject to measurement at fair value for impairment assessment. During the years ended December 31, 2025 and 2024, certain foreclosed real estate assets, upon initial recognition, were remeasured and reported at fair value through a charge-off to the allowance for credit losses based upon the fair value of the foreclosed asset. The fair value of a foreclosed asset, upon initial recognition, is estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. Foreclosed assets measured at fair value upon initial recognition during the year ended December 31, 2025 and 2024 were not material. There were no transfers between levels during the years ended December 31, 2025 or 2024.

First Tower Finance Company LLC and Subsidiaries

Notes to the Consolidated Financial Statements
Note 18.    Related Parties

The Company paid fees to its members for the management of its operations totaling $3,537,961 and $2,997,961 in 2025 and 2024, respectively.

Note 19.    Contingencies

The Company, as outlined in Note 1, Description of Business, is subject to various state and federal regulatory examinations and inquiries as well as other legal actions. The Company and its subsidiaries are sometimes named in litigation, as plaintiff or defendant. As of December 31, 2025, the Company was involved in various legal actions resulting from normal business activities. Many of these actions do not specify an amount of damages. Also, many of these actions are in very early stages of discovery or discovery has not begun. As a result, management is unable to provide an estimate of the probability or range of potential exposure. However, based on its experience with lawsuits alleging similar claims, management is of the opinion the resolution of such actions will not result in a material adverse effect on the consolidated financial statements.